UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Thos. E. Capps
120 Tredegar Street, Richmond VA 23219

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ Thos. E. Capps Thos. E. Capps

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Thomas F. Farrell, II
120 Tredegar Street, Richmond VA 23219

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ Thomas F. Farrell, II Thomas F. Farrell, II

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Duane C. Radtke
Four Greenspoint Plaza, 16945 Northchase Drive, Suite 1750, Houston, TX 77060

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ Duane C. Radtke Duane C. Radtke

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
David A. Christian
5000 Dominion Blvd.,Glen Allen, VA 23060

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ David A. Christian David A. Christian

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Eva S. Hardy
701 East Cary Street, Richmond, VA 23219

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ Eva S. Hardy Eva S. Hardy

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
William C. Hall, Jr.
120 Tredegar Street, Richmond VA 23219

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ William C. Hall, Jr. William C. Hall, Jr.

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
James L. Sanderlin
120 Tredegar Street, Richmond VA 23219

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ James L. Sanderlin James L. Sanderlin

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Carolyn J. Moss
3901 Fair Ridge Drive, Fairfax, VA 22033

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ Carolyn J. Moss Carolyn J. Moss

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Kelly G. Chapman
444 North Capitol Street NW, Suite 729, Washington, DC 20001

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ Kelly G. Chapman Kelly G. Chapman

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Bruce C. McKay
444 North Capitol Street NW, Suite 729, Washington, DC 20001

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ Bruce C. McKay Bruce C. McKay

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Jayne L. Victor
444 North Capitol Street NW, Suite 729, Washington, DC 20001

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ Jayne L. Victor Jayne L. Victor

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Glenn B. Ross
2400 Grayland Avenue, Richmond, VA 23220

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ Glenn B. Ross Glenn B. Ross

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Paul D. Koonce
120 Tredegar Street, Richmond VA 23219

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ Paul D. Koonce Paul D. Koonce

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

SUPPLEMENTARY
STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Steven A. Rogers
120 Tredegar Street, Richmond VA 23219

Items 2 through 5 have been previously provided.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: Filed under confidential treatment pursuant to Rule 104(b))
(b) Itemized list of all other expenses: No other expenses.

Date: January 30, 2004	/s/ Steven A. Rogers Steven A. Rogers

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.